POWER OF ATTORNEY
I, the undersigned member of the Boards of Trustees of Nomura Funds listed below (the "Trusts"), hereby constitute and appoint Aaron C. Buser, David F. Connor, Shawn K. Lytle, Daniel V. Geatens and Richard Salus, and each of them singly, my true and lawful attorneys-in-fact, with full power of substitution, and with full power to each of them, to sign for me and in my name in the appropriate capacity, all Registration Statements of the Trusts including Form N-1A, Form N-8A or any successor thereto, any and all subsequent Amendments, Pre-Effective Amendments, or Post-Effective Amendments to said Registration Statements on Form N-1A or any successor thereto, any Registration Statements on Form N-14, and any supplements or other instruments in connection therewith, and generally to do all such things in my name and behalf in connection therewith as said attorneys-in-fact deem necessary or appropriate, to comply with the provisions of the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and all related requirements of the Securities and Exchange Commission. I hereby ratify and confirm all that said attorneys-in-fact or their substitutes may do or cause to be done by virtue hereof.
IN WITNESS WHEREOF, the undersigned has executed this instrument as of this 12th day of August, 2026.
/s/Brian A. Swain
Brian A. Swain

Nomura Funds
Delaware Group Adviser Funds	Delaware Group Tax-Free Fund
Delaware Group Cash Reserve	Delaware Pooled Trust
Delaware Group Equity Funds II	Delaware VIP Trust
Delaware Group Equity Funds IV	Ivy Funds
Delaware Group Equity Funds V	Ivy Variable Insurance Portfolios
Delaware Group Global & International Funds	Nomura ETF Trust II
Delaware Group Government Fund	Voyageur Mutual Funds
Delaware Group Income Funds	Voyageur Mutual Funds II
Delaware Group Limited-Term Government Funds	Voyageur Tax Free Funds
Delaware Group State Tax-Free Income Trust